Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan Fourth Quarter 2014 Adjusted Diluted EPS Increases 35% to $1.05

and Full Year Adjusted Diluted EPS Up 23% to $3.56

Provides 2015 Adjusted Diluted EPS Guidance Range of $4.00 to $4.30, Representing Year-Over-Year Growth of 17%, or 21% on a Constant Currency Basis

Anticipates 2015 Revenues of $9.6 billion to $10.1 billion, Representing Year-Over-Year Growth of 28%, or 33% on a Constant Currency Basis

POTTERS BAR, ENGLAND AND PITTSBURGH - March 2, 2015 - Mylan N.V. (Nasdaq: MYL) and Mylan Inc. today announced Mylan Inc.’s financial results for the quarter and year ended December 31, 2014.

Financial Highlights

•	Q4 total revenues of $2.08 billion, up 18% on a constant currency basis versus the prior year period

•	Generics segment third party net sales of $1.82 billion, up 16% on a constant currency basis

•	Specialty segment third party net sales of $242.7 million, up 38%

•	Q4 adjusted gross margin of 54%, up 250 basis points; GAAP gross margin of 47%, up 250 basis points

•	Q4 adjusted diluted earnings per share (“EPS”) of $1.05, up 35%; GAAP diluted EPS of $0.47, up 4%

•	Full year total revenues of $7.72 billion, up 13% on a constant currency basis versus the prior year with growth across all regions and segments

•	Generics segment third party net sales of $6.46 billion, up 11% on a constant currency basis

•	Specialty segment third party net sales of $1.19 billion, up 21% as EpiPen® Auto-Injector became Mylan’s first $1 billion product

•	Full year adjusted gross margin of 52%, up 230 basis points; GAAP gross margin of 46%, up 170 basis points

•	Full year adjusted diluted EPS of $3.56, up 23%; GAAP diluted EPS of $2.34, up 48%

•	2015 total revenue guidance of $9.6 billion to $10.1 billion, an increase of 28% versus 2014; FY 2015 adjusted diluted EPS guidance in the range of $4.00 to $4.30, an increase of 17% versus 2014

Mylan CEO Heather Bresch commented, “Our exceptional fourth quarter results, including growth in adjusted diluted EPS of 35%, capped off yet another year of outstanding performance, again demonstrating the continued strength and diversity of our global platform. Once again, we were able to deliver this strong performance despite continued delays in approvals at FDA by remaining focused on execution and by maximizing key opportunities. For the full year 2014, we delivered growth across all of our business segments, with constant currency revenues up 13% and adjusted diluted EPS up 23%, all of this while we continued to make meaningful progress against all of our key growth drivers. Notably, 2014 marked an important milestone for EpiPen® Auto-Injector, as it became Mylan’s first $1 billion product.

“We are off to a great start in 2015 with the recent completion of our acquisition of Abbott’s non-U.S. developed markets specialty and branded generics business and the announcement of our proposed acquisition of Famy Care’s women’s health care businesses, and we expect that Mylan will deliver 33% revenue growth and 21% adjusted diluted EPS growth on a constant currency basis in 2015. In addition to these exciting activities, and as we have previously stated, you can continue to expect us to aggressively pursue additional acquisition opportunities that make financial and strategic sense for our company.”

Mylan CFO John Sheehan added, “Mylan finished out its strong 2014 with gross debt to EBITDA leverage of 2.8 times. Additionally, following the close of the Abbott transaction, we have even more financial firepower to execute on additional strategic opportunities as they arise, and we fully anticipate putting our enhanced cash flows and this stronger balance sheet capacity to work.”

Total Revenue

	Three Months Ended December 31,			Year Ended December 31,

(Unaudited; in millions)	2014	2013	Percent Change	2014	2013	Percent Change
Total Revenues	$2,082.7	$1,808.5	15%	$7,719.6	$6,909.1	12%
Generics Third Party Net Sales	1,815.0	1,617.8	12%	6,459.3	5,874.9	10%
North America	1,000.6	853.1	17%	3,361.2	3,006.6	12%
Europe	373.4	375.3	(1)%	1,476.8	1,429.7	3%
Rest of World	441.0	389.4	13%	1,621.3	1,438.6	13%
Specialty Third Party Net Sales	242.7	176.1	38%	1,187.2	981.7	21%
Other Revenue	25.0	14.7	70%	73.1	52.5	39%

Fourth Quarter 2014 Financial Results

Generics Segment Revenue

Generics segment third party net sales were $1.82 billion for the quarter, an increase of 12% when compared to the prior year period. When translating third party net sales for the current quarter at prior year comparative period exchange rates (“constant currency”), third party net sales increased by 16%.

•	Third party net sales from North America were $1.00 billion for the quarter, an increase of 17% compared to the prior year period. The increase was primarily driven by net sales from new products, partially offset by lower net sales of existing products as a result of lower volumes. The effect of foreign currency translation on third party net sales was insignificant in North America.

•	Third party net sales from Europe were $373.4 million for the quarter, a decrease of 1%, or an increase of 8% on a constant currency basis, compared to the prior year period. During the quarter, we benefited from increased volumes in France, Italy and the United Kingdom as well as net sales from new products. These increases were partially offset by lower pricing throughout Europe.

•	Third party net sales from Rest of World were $441.0 million for the quarter, an increase of 13%, or 18% on a constant currency basis, compared to the prior year period. This increase was primarily driven by higher third party net sales volumes from our operations in India, namely from strong growth in the anti-retroviral (“ARV”) franchise which manufactures products used in the treatment of HIV/AIDS. Higher sales to emerging markets and sales in Brazil also positively contributed to the quarter.

Specialty Segment Revenue

Specialty segment reported third party net sales of $242.7 million for the quarter, an increase of 38% when compared to the prior year period. The increase was due to higher net sales of the EpiPen® Auto-Injector driven by increased volume and favorable pricing. The increased quarterly volume resulted from continued growth of the epinephrine auto-injector market. Importantly, the EpiPen® Auto-Injector became Mylan’s first product to reach $1 billion in annual net sales in 2014.

Total Gross Profit

Adjusted gross profit was $1.12 billion and adjusted gross margins were 54% for the quarter as compared to adjusted gross profit of $930.2 million and adjusted gross margins of 51% in the comparable prior year period. Strong adjusted gross margins were the result of new products and growth in the EpiPen® Auto-Injector. GAAP gross profit for the quarter was $969.0 million and GAAP gross margins were 47% as compared to GAAP gross profit of $795.9 million and GAAP gross margins of 44% in the comparable prior year period.

Total Profitability

Adjusted earnings from operations for the quarter were $606.0 million, up 34% from the comparable prior year period. SG&A expense increased from the prior year period as a result of increased selling and marketing investments related to the EpiPen® Auto-Injector franchise as well as increased infrastructure costs. R&D expense also increased as we continued to invest in our biologics and respiratory growth platforms. GAAP earnings from operations were $392.5 million for the quarter, an increase of 44% from the comparable prior year period.

EBITDA, which is defined as net earnings (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $548.8 million for the quarter and $436.5 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $682.1 million for the quarter and $516.7 million for the comparable prior year period. Adjusted net earnings attributable to Mylan Inc. increased by $111.7 million to $419.8 million compared to $308.1 million for the prior year comparable period. Adjusted diluted EPS increased 35% to $1.05 compared to $0.78 in the prior year comparable period. GAAP net earnings attributable to Mylan Inc. increased by $9 million to $189.2 million as compared to $180.2 million for the prior year comparable period. GAAP diluted EPS increased 4% to $0.47 compared to $0.45 in the prior year comparable period.

Full Year 2014 Financial Results

Generics Segment Revenue

Generics segment third party net sales were $6.46 billion for the year, an increase of 10% when compared to the prior year. On a constant currency basis, third party net sales increased by 11%.

•	Third party net sales from North America were $3.36 billion for the year, an increase of 12% compared to the prior year. The increase was primarily driven by net sales from new products, partially offset by lower net sales of existing products as a result of lower volumes. Our ability to maximize key U.S. market opportunities and leverage our high-quality operating platform remains a key competitive advantage. The effect of foreign currency translation on third party net sales was insignificant in North America.

•	Third party net sales from Europe were $1.48 billion for the year, an increase of 3% compared to the prior year. During the year, we benefited from increased volumes in France, Italy and the United Kingdom as well as net sales from new products. These increases were partially offset by lower pricing throughout Europe as a result of pricing reductions and competitive market conditions. The effect of foreign currency translation on third party net sales was insignificant in Europe.

•

Third party net sales from Rest of World were $1.62 billion for the year, an increase of 13%, or 18% on a constant currency basis, compared to the prior year. This increase was primarily driven by higher third party net sales from our operations in India, namely from strong volume growth in the ARV franchise, as well as constant currency growth in Japan. Sales were also positively impacted by new product introductions in Australia and Japan. We continue to see Japan as a key region for future sales growth as the market expands.

Specialty Segment Revenue

Specialty segment reported third party net sales of $1.19 billion for the year, an increase of 21% when compared to the prior year. The increase was due to higher net sales of the EpiPen® Auto-Injector driven by increased volume and favorable pricing. The EpiPen® Auto-Injector is the number one dispensed epinephrine auto-injector and, in 2014, became Mylan’s first product to reach $1 billion in annual net sales.

Total Gross Profit

Adjusted gross profit was $4.05 billion and adjusted gross margins were 52% for the year as compared to adjusted gross profit of $3.46 billion and adjusted gross margins of 50% in the comparable prior year. Strong adjusted gross margins were the result of new products and growth in the EpiPen® Auto-Injector. GAAP gross profit for the year was $3.53 billion and GAAP gross margins were 46% as compared to GAAP gross profit of $3.04 billion and GAAP gross margins of 44% in the comparable prior year.

Total Profitability

Adjusted earnings from operations for the year were $2.07 billion, up 21% from the comparable prior year. SG&A expense increased from the prior year period as a result of increased selling and marketing investments related to the EpiPen® Auto-Injector franchise and increased infrastructure costs including legal and marketing costs in the North American region to support anticipated new product launches. R&D expense also increased as we continued to invest in our biologics and respiratory growth platforms. GAAP earnings from operations were $1.35 billion for the year, an increase of 19% from the comparable prior year.

Other Operating (Income) Expense, Net in the current year recognized a gain of $80.0 million as a result of an agreement with Strides Arcolab Limited to settle a component of contingent consideration related to the Agila acquisition during the third quarter of 2014.

EBITDA was $1.97 billion for the year and $1.61 billion for the comparable prior year. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $2.37 billion for the year and $1.96 billion for the comparable prior year. Adjusted net earnings attributable to Mylan Inc. increased by $276.4 million to $1.42 billion compared to $1.14 billion for the comparable prior year. Adjusted diluted EPS increased 23% to $3.56 compared to $2.89 in the comparable prior year. GAAP net earnings attributable to Mylan Inc. increased by $305.7 million to $929.4 million as compared to $623.7 million for the prior year. GAAP diluted EPS increased 48% to $2.34 compared to $1.58 in the comparable prior year.

Cash Flow

Adjusted cash provided by operating activities was $1.21 billion for the year ended December 31, 2014, compared to $1.21 billion for the comparable prior year. On a GAAP basis, net cash provided by operating activities was $1.01 billion for the year ended December 31, 2014, compared to $1.11 billion for the comparable prior year. Capital expenditures were approximately $325 million for the year ended December 31, 2014 as compared to approximately $335 million for the year ended December 31, 2013. Adjusted free cash flow was $894 million for the year ended December 31, 2014, compared to $895 million in the prior year.

2015 Guidance

Mylan expects 2015 total revenue in the range of $9.6 billion to $10.1 billion, an increase of 28% versus 2014, or 33% on a constant currency basis. Adjusted diluted EPS is expected to be in the range of $4.00 to $4.30, an increase of 17% versus 2014, or 21% on a constant currency basis.

The following table provides a summary of Mylan’s 2015 full year guidance ranges on an adjusted basis, along with the significant exchange rates used in preparing the guidance.

Full Year 2015 Financial Guidance

(In millions, except EPS and %’s)
Total Revenue	$9,600 - $10,100
Gross Margin*	53% - 55%
SG&A as % of Total Revenue*	19% - 21%
R&D as % of Total Revenue*	6.5% - 7.5%
EBITDA*	$2,900 - $3,300
Net Earnings*	$1,975 - $2,150
Diluted EPS*	$4.00 - $4.30
Operating Cash Flow*	$1,600 - $1,800
Capital Expenditures	$400 - $500
Effective Tax Rate*	19% - 21%
Average Diluted Shares Outstanding	495 - 500

*	Adjusted metrics

Key Exchange Rates Used for 2015 Guidance:
Australian Dollar ($ / AUD)	1.22
British Pound ($ / GBP)	1.52
Canadian Dollar (CAD / $)	0.84
Euro ($ / EUR)	1.20
Indian Rupee (INR / $)	61.96
Japanese Yen (JPY / $)	116.17

The following key assumptions were used to generate Mylan’s 2015 guidance ranges:

•	Guidance ranges take into consideration the strength of the U.S. Dollar compared to other foreign currencies

•	Guidance ranges assume AB-rated generic EpiPen® Auto-Injector competition in the second half of 2015

•	Guidance ranges assume an AB-rated generic Copaxone® launch in the second half of 2015

•	Guidance ranges include contribution from the business acquired from Abbott beginning on the date of close and contribution from the businesses acquired from Famy Care beginning in the second half of 2015

•	Guidance ranges do not include additional M&A opportunities aside from normal product licensing arrangements

Conference Call

Mylan will host a conference call and live webcast, today, March 2, 2015, at 4:30 p.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast please log onto Mylan’s website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available at www.mylan.com for a limited time.

Non-GAAP Financial Measures

This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures, including, but not limited to, adjusted diluted EPS, adjusted cash provided by operating activities, adjusted gross profit, adjusted gross margins, adjusted earnings from operations, adjusted interest expense, adjusted net earnings, constant currency total revenue, constant currency third party net sales, adjusted R&D, adjusted SG&A, adjusted effective tax rate, EBITDA, adjusted EBITDA, gross debt to EBITDA leverage, adjusted other income, and adjusted free cash flow, are presented in order to supplement investors’ and other readers’ understanding and assessment of the Company’s financial performance. Management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company’s ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of “constant currency” sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year’s foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. The “Summary of Revenues by Segment” table below compares third party net sales on an actual and constant currency basis for each reportable segment and the geographic regions within the Generics segment for the quarters and years ended December 31, 2014 and 2013. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. (the “Company”) and GAAP diluted EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the quarter and year ended December 31, 2014 compared to the respective prior year period (in millions, except per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
GAAP net earnings attributable to Mylan Inc. and GAAP diluted EPS	$189.2	$0.47	$180.2	$0.45	$929.4	$2.34	$623.7	$1.58
Purchase accounting related amortization (primarily included in cost of sales) (a)	129.2		108.4		419.0		371.1
Litigation settlements, net	0.7		(13.2)		47.9		(9.9)
Interest expense, primarily amortization of convertible debt discount	11.9		11.9		46.0		38.0
Non-cash accretion and fair value adjustments of contingent consideration liability	9.2		8.4		35.3		35.4
Clean energy investments pre-tax loss (b)	22.5		9.3		78.9		22.4
Financing related costs (included in other income, net)	33.3		—		33.3		72.6
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	58.5		19.9		139.5		49.8
Restructuring and other special items included in:
Cost of sales	13.1		22.5		45.1		49.3
Research and development expense	—		26.1		17.9		51.6
Selling, general and administrative expense	18.0		20.6		66.9		70.6
Other income (expense), net	(7.2)		4.5		(10.9)		25.2
Tax effect of the above items and other income tax related items (c)	(58.6)		(90.5)		(432.0)		(259.9)

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$419.8	$1.05	$308.1	$0.78	$1,416.3	$3.56	$1,139.9	$2.89

Weighted average diluted common shares outstanding	400.6		396.2		398.0		394.5

(a)	Adjustment for purchase accounting related amortization expense for the three months and year ended December 31, 2014 includes $27.7 million of intangible asset impairment charges. Adjustment for purchase accounting related amortization expense for the year ended December 31, 2013 includes $18.0 million of intangible asset impairment charges.
(b)	Adjustment represents exclusion of the pre-tax loss related to Mylan’s clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code. The amount is included in other expense (income), net.
(c)	Adjustment for other income tax related items includes the exclusion from adjusted net earnings for the year ended December 31, 2014 of the tax benefit of approximately $150 million related to the merger of the Company’s wholly owned subsidiaries, Agila Specialties Private Limited and Onco Therapies Limited, into Mylan Laboratories Limited.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to EBITDA and adjusted EBITDA for the quarter and year ended December 31, 2014 compared to the respective prior year period (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
GAAP net earnings attributable to Mylan Inc.	$189.2	$180.2	$929.4	$623.7
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	27.2	22.4	95.1	37.6
Income taxes	81.9	12.2	41.4	120.8
Interest expense	82.0	79.6	333.2	313.3
Depreciation and amortization	168.5	142.1	566.6	516.0

EBITDA	$548.8	$436.5	$1,965.7	$1,611.4
Add / (deduct) adjustments:
Stock-based compensation expense	17.9	11.0	65.9	47.0
Litigation settlements, net	0.7	(13.2)	47.9	(9.9)
Restructuring & other special items	114.7	82.4	286.4	306.7

Adjusted EBITDA	$682.1	$516.7	$2,365.9	$1,955.2

About Mylan

Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what’s right, not what’s easy; and impact the future through passionate global leadership. We offer a growing portfolio of approximately 1,400 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. With the completion of the Abbott Transaction, defined below, Mylan has expanded its global footprint to reach customers in approximately 145 countries and territories. As of December 31, 2014, our workforce included more than 25,000 people; with the completion of the Abbott Transaction, Mylan has increased its workforce to approximately 30,000 people dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don’t take our word for it. See for yourself. See inside. mylan.com

Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the acquisition (the “Abbott Transaction”) by Mylan N.V. (“New Mylan”) of both Mylan and Abbott Laboratories’ (“Abbott”) non-U.S. developed markets specialty and branded generics business (the “Business”), benefits and synergies of the Abbott Transaction, future opportunities for Mylan or New Mylan and products and any other statements regarding Mylan’s or New Mylan’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods.

These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to meet expectations regarding the accounting and tax treatments of the Abbott Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of the Business being more difficult, time-consuming, or costly than expected;

operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the Abbott Transaction; the retention of certain key employees of the Business being difficult; the possibility that Mylan and New Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the Abbott Transaction within the expected time-frames or at all and to successfully integrate the Business; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan or New Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in the economic and financial conditions of the business of Mylan or New Mylan; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Mylan’s Current Report on Form 8-K filed on August 6, 2014, Mylan’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, Mylan’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, as well as its other filings with the Securities and Exchange Commission (“SEC”). These risks, as well as other risks associated with Mylan, New Mylan, the Business, and the Abbott Transaction are also more fully discussed in the Registration Statement on Form S-4 that New Moon B.V. (referred to herein as New Mylan) filed with the SEC on November 5, 2014, as amended on December 9, 2014, and as further amended on December 23, 2014, and in the proxy statement Mylan filed with the SEC on December 24, 2014, as well as the prospectus New Mylan filed with the SEC on December 24, 2014. You can access Mylan’s and New Mylan’s filings with the SEC through the SEC website at www.sec.gov, and the Company strongly encourages you to do so. The Company undertakes no obligation to update any statements herein for revisions or changes after the date of this release. Long-term targets, including, but not limited to, 2018 targets, do not reflect Company guidance.

Mylan Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Net sales	$2,057.7	$1,793.8	$7,646.5	$6,856.6
Other revenues	25.0	14.7	73.1	52.5

Total revenues	2,082.7	1,808.5	7,719.6	6,909.1
Cost of sales	1,113.7	1,012.6	4,191.6	3,868.8

Gross profit	969.0	795.9	3,528.0	3,040.3

Operating expenses:
Research and development	150.2	155.9	581.8	507.8
Selling, general and administrative	425.6	380.0	1,625.7	1,408.5
Litigation settlements, net	0.7	(13.2)	47.9	(14.6)
Other operating (income) expense, net	—	—	(80.0)	3.1

Total operating expenses	576.5	522.7	2,175.4	1,904.8

Earnings from operations	392.5	273.2	1,352.6	1,135.5
Interest expense	82.0	79.6	333.2	313.3
Other expense (income), net	38.1	0.5	44.9	74.9

Earnings before income taxes and noncontrolling interest	272.4	193.1	974.5	747.3
Income tax provision	81.9	12.2	41.4	120.8

Net earnings	190.5	180.9	933.1	626.5
Net earnings attributable to the noncontrolling interest	(1.3)	(0.7)	(3.7)	(2.8)

Net earnings attributable to Mylan Inc. common shareholders	$189.2	$180.2	$929.4	$623.7

Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.51	$0.48	$2.49	$1.63

Diluted	$0.47	$0.45	$2.34	$1.58

Weighted average common shares outstanding:
Basic	374.6	376.8	373.7	383.3

Diluted	400.6	396.2	398.0	394.5

Mylan Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited; in millions)

	December 31, 2014	December 31, 2013(1)
ASSETS
Assets
Current assets
Cash and cash equivalents	$225.5	$291.3
Accounts receivable, net	2,268.5	1,820.0
Inventories	1,651.4	1,656.9
Other current assets	2,641.5	703.0

Total current assets	6,786.9	4,471.2
Intangible assets, net	2,347.1	2,517.9
Goodwill	4,049.3	4,340.5
Other non-current assets	2,703.3	3,965.2

Total assets	$15,886.6	$15,294.8

LIABILITIES AND EQUITY
Liabilities
Current liabilities	$5,305.7	$2,964.0
Long-term debt	5,732.8	7,586.5
Other non-current liabilities	1,572.1	1,784.4

Total liabilities	12,610.6	12,334.9
Noncontrolling interest	20.1	18.1
Mylan Inc. shareholders’ equity	3,255.9	2,941.8

Total liabilities and equity	$15,886.6	$15,294.8

(1)	As updated by the Form 8-K filed by the Company on August 6, 2014.

Mylan Inc. and Subsidiaries

Summary of Revenues by Segment

(Unaudited; in millions)

	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	December 31,		December 31,		Percent Change		Percent Change
	2014	2013	2014	2013	Actual	Constant Currency(1)	Actual	Constant Currency(1)
Generics:
Third party net sales
North America	$1,000.6	$853.1	$3,361.2	$3,006.6	17%	18%	12%	12%
Europe	373.4	375.3	1,476.8	1,429.7	(1)%	8%	3%	3%
Rest of World	441.0	389.4	1,621.3	1,438.6	13%	18%	13%	18%

Total third party net sales	1,815.0	1,617.8	6,459.3	5,874.9	12%	16%	10%	11%

Other third party revenues	19.5	7.4	51.1	25.8

Total third party revenues	1,834.5	1,625.2	6,510.4	5,900.7
Intersegment sales	1.0	1.5	4.7	5.7

Generics total revenues	1,835.5	1,626.7	6,515.1	5,906.4
Specialty:
Third party net sales	242.7	176.1	1,187.2	981.7	38%	38%	21%	21%

Other third party revenues	5.5	7.3	22.0	26.8

Total third party revenues	248.2	183.4	1,209.2	1,008.5
Intersegment sales	1.7	1.4	9.0	19.3

Specialty total revenues	249.9	184.8	1,218.2	1,027.8
Elimination of intersegment sales	(2.7)	(3.0)	(13.7)	(25.1)

Consolidated total revenues	$2,082.7	$1,808.5	$7,719.6	$6,909.1	15%	18%	12%	13%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Mylan Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited; in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
GAAP cost of sales	$1,113.7	$1,012.6	$4,191.6	$3,868.8
Deduct:
Purchase accounting related amortization	(125.4)	(106.4)	(403.6)	(369.1)
Acquisition related costs	(15.9)	(5.4)	(68.6)	(5.4)
Restructuring & other special items	(13.1)	(22.5)	(45.1)	(49.3)

Adjusted cost of sales	$959.3	$878.3	$3,674.3	$3,445.0

Adjusted gross profit (a)	$1,123.4	$930.2	$4,045.3	$3,464.1

Adjusted gross margin (a)	54%	51%	52%	50%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
GAAP R&D	$150.2	$155.9	$581.8	$507.8
Deduct:
Acquisition related costs	(2.6)	—	(2.7)	—
Restructuring & other special items	—	(26.1)	(17.9)	(51.6)

Adjusted R&D	$147.6	$129.8	$561.2	$456.2

Adjusted R&D as % of total revenue	7.1%	7.2%	7.3%	6.6%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
GAAP SG&A	$425.6	$380.0	$1,625.7	$1,408.5
Deduct:
Acquisition related costs	(37.9)	(12.7)	(65.9)	(37.5)
Restructuring & other special items	(18.0)	(20.6)	(66.9)	(70.6)

Adjusted SG&A	$369.7	$346.7	$1,492.9	$1,300.4

Adjusted SG&A as % of total revenue	17.7%	19.2%	19.3%	18.8%

	Three Months Ended December 31,		Year Ended December 31,

	2014	2013	2014	2013
GAAP total operating expenses	$576.5	$522.7	$2,175.4	$1,904.8
Add / (Deduct):
Litigation settlements, net	(0.7)	13.2	(47.9)	9.9
Acquisition related costs	(40.4)	(12.6)	(68.6)	(37.4)
Other operating (income) expense, net	—	—	—	(3.1)
Restructuring & other special items	(18.0)	(46.6)	(84.8)	(122.3)

Adjusted total operating expenses	$517.4	$476.7	$1,974.1	$1,751.9

Adjusted earnings from operations (b)	$606.0	$453.5	$2,071.2	$1,712.2

	Three Months Ended December 31,		Year Ended December 31,

	2014	2013	2014	2013
GAAP interest expense	$82.0	$79.6	$333.2	$313.3
Deduct:
Interest expense related to clean energy investments (c)	(4.1)	(3.8)	(15.8)	(9.8)
Non-cash accretion of contingent consideration liability	(9.2)	(8.4)	(35.3)	(32.3)
Non-cash interest, primarily amortization of convertible debt discount	(7.8)	(8.1)	(30.2)	(28.2)

Adjusted interest expense	$60.9	$59.3	$251.9	$243.0

	Three Months Ended December 31,		Year Ended December 31,

	2014	2013	2014	2013
GAAP other expense, net	$38.1	$0.5	$44.9	$74.9
Add / (Deduct):
Equity method losses from clean energy investments	(22.5)	(11.3)	(78.9)	(24.4)
Purchase accounting related amortization	(3.8)	—	(15.3)	—
Acquisition related costs	(2.4)	(1.9)	(2.4)	(7.0)
Financing related costs	(33.3)	—	(33.3)	(72.6)
Restructuring & other special items	7.2	(4.5)	10.9	(25.2)

Adjusted other income	$(16.7)	$(17.2)	$(74.1)	$(54.3)

			Year Ended December 31,
			2014	2013
GAAP net cash provided by operating activities			$1,015	$1,107
Add / (Deduct):
Payment (receipt) of litigation settlements			96	(2)
Payment of redemption premium			24	61
Acquisition related costs			64	13
R&D expense			21	46
Income tax items			(13)	(22)
Other			3	2

Adjusted cash provided by operating activities			$1,210	$1,205

Add / (Deduct):
Capital expenditures			(325)	(335)
Proceeds from sale of property, plant and equipment			9	25

Adjusted free cash flow			$894	$895

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.
(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.
(c)	Adjustment represents exclusion of activity related to Mylan’s clean energy investments, the activities of which qualify for income tax credits under section 45 of the U.S. Internal Revenue Code.

Reconciliation of forecasted guidance

The reconciliations below are based on management’s estimate of adjusted net earnings and adjusted diluted EPS, adjusted EBITDA and adjusted cash provided by operating activities for the twelve months ending December 31, 2015. Mylan expects certain known GAAP amounts for 2015, as presented in the reconciliation below. Other GAAP amounts, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP amounts are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for earnings per share data.

Reconciliation of forecasted net earnings and EPS to adjusted net earnings and adjusted diluted EPS

	Twelve Months Ended December 31, 2015
	Lower		Upper
GAAP net earnings and diluted GAAP EPS	$1,005	$2.03	$1,080	$2.16
Purchase accounting related amortization	820		850
Interest expense, primarily amortization of convertible debt discount	35		45
Non-cash accretion of contingent consideration liability	35		40
Pre-tax loss of clean energy investments	90		105
Financing related	35		40
Restructuring and other special items	200		260
Tax effect of the above items and other income tax related items	(245)		(270)

Adjusted net earnings and adjusted diluted EPS	$1,975	$4.00	$2,150	$4.30

Reconciliation of forecasted net earnings to adjusted EBITDA

	Twelve Months Ended December 31, 2015
	Lower	Upper
GAAP net earnings	$1,005	$1,080
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	80	100
Income taxes	245	300
Interest expense	285	335
Depreciation and amortization	1,000	1,090

EBITDA	$2,615	$2,905
Add adjustments:
Stock-based compensation expense	65	90
Restructuring & other special items	200	260
Other expense, net	20	45

Adjusted EBITDA	$2,900	$3,300

Reconciliation of forecasted cash provided by operating activities to adjusted cash provided by operating activities

	Twelve Months Ended December 31, 2015
	Lower	Upper
GAAP cash provided by operating activities	$1,533	$1,683
Add:
Acquisition related costs	50	90
Financing related	40	50
Up-front R&D licensing payments	20	30
Other	(43)	(53)

Adjusted cash provided by operating activities	$1,600	$1,800